                                                                      Exhibit 11

                       Horace Mann Educators Corporation
                      Computation of Net Income per Share
              For the Three Months Ended March 31, 1999 and 1998
                 (Amounts in thousands, except per share data)

                                                      Three Months Ended
                                                           March 31,
                                                      -------------------
                                                        1999       1998
                                                      -------     -------
Basic - assumes no dilution:

Net income for the period                             $17,051     $22,459
                                                      -------     -------

Weighted average number of common
  shares outstanding during the period                 41,806      44,176
                                                      -------     -------

Net income per share - basic                          $  0.41     $  0.51
                                                      =======     =======

Diluted - assumes full dilution:

Net income for the period                             $17,051     $22,459
                                                      -------     -------

Weighted average number of common
  shares outstanding during the period                 41,806      44,176
Weighted average number of common
  equivalent shares to reflect the dilutive
  effect of common stock equivalent securities:
     Warrants                                              96         259
     Stock options                                        360         492
     Common stock units related to Deferred
       Equity Compensation Plan for Directors              51          34
     Common stock units related to Deferred
       Compensation Plan for Employees                      6           -
                                                      -------     -------

Total common and common equivalent shares
  adjusted to calculate diluted earnings per share     42,319      44,961
                                                      -------     -------

Net income per share - diluted                        $  0.40     $  0.50
                                                      =======     =======

Percentage of dilution compared
  to basic net income per share                           2.4%        2.0%